UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2012

WORLD HEART CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-28882	52-2247240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Wiley Post Way, Suite 120, Salt Lake City, Utah		84116
(Address of principal executive offices)		(Zip Code)

(801) 355-6255

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On February 15, 2012, the Board of Directors of World Heart Corporation (the “Company”) made the decision to initiate a workforce reduction in an effort to preserve cash and reduce the Company‘s fixed operating costs as the Company explores various corporate strategic options. On February 23, 2012, the Company notified employees affected by the workforce reduction. The approved restructuring plan resulted in a reduction in its workforce of approximately 19 full-time positions and 1 part-time position, or approximately 77% of its workforce. Personnel reductions will be made across the Company’s entire organization, including the following departments: research and development, manufacturing, quality, facilities, human resources and accounting. The reduction was effective immediately upon such notification, though certain employees are expected to remain in brief transition roles with the Company. Affected employees are eligible to receive severance payments ranging between one and nine months and payment by the Company of each affected employee’s COBRA premiums for up to a similar period, in exchange for a customary release of claims against the Company. Severance and benefit payments are expected to total approximately $725,000.

In addition to the severance benefits noted above, the Company expects to record additional restructuring charges related to contract and purchase order cancelation fees estimated to be between $20,000 to $70,000 and facility related charges, including minimum lease payments, of approximately $220,000 to $270,000.

The Company expects that the restructuring plan will result in aggregate cash expenditures of approximately $965,000 to $1.1 million, of which approximately $860,000 is expected in the first and second quarters of 2012 with the remainder occurring over the balance of 2012.

The restructuring charge that the Company expects to incur in connection with the restructuring is subject to a number of assumptions, and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with the restructuring plan.

This Item 2.05 contains forward-looking statements, including, but not limited to, statements related to the timing of implementation and completion of actions related to the Company’s restructuring plan, the satisfaction of the Company’s obligations under contracts and purchase agreements, and expected charges and expenses related to the Company’s restructuring plan. Words such as “expects,” “will,” “may,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the Company’s ability to implement the restructuring plan to the extent currently anticipated, the impact of the workforce reduction on the Company’s business, unanticipated expenses and charges not currently contemplated that may occur as a result of the restructuring plan, the Company’s ability to execute on its strategy, the sufficiency of the Company’s capital and other resources, market competition and general business and economic conditions. The Company’s annual report on Form 10-K for the year ended December 31, 2010 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 contain under the heading “Risk Factors” a more comprehensive description of risks to which the Company is subject. The Company expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the restructuring plan approved by the Board of Directors on February 15, 2012, the employment of Mr. John Campbell Woodard, Chief Technology Officer, will be terminated effective February 24, 2012. In accordance with Mr. Woodard’s Change of Control and Severance Agreement dated as of June 14, 2010, subject to the execution of a binding release of claims, he will receive (i) a cash payment equal to nine months’ worth of his current base salary plus 75% of his target annual bonus, (ii) 50% vesting of each of his unvested options, and (iii) payments of his health insurance premiums under COBRA for a period of up to nine months.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 23, 2012

WORLD HEART CORPORATION

By:	/s/ Morgan R. Brown
Name: Title:	Morgan R. Brown Executive Vice President and Chief Financial Officer